                                                                  Exhibit 11


                               COMPUTATION OF
                             EARNINGS PER SHARE

                                                                                                       Nine months ended
                                                           Year ended September 30,                         June 30,
                                                     ---------------------------------------      ------------------------------
                                                       1994(1)        1995          1996              1996              1997
                                                     ----------    ----------    -----------       -----------       -----------
Net income                                               --        $  130,269    $ 3,179,507       $ 1,957,129       $   990,054
Add: Interest expense, net of tax                        --            29,488         72,810            31,159            47,620
                                                     ----------    ----------    -----------       -----------       -----------
Net income, as adjusted                                  --           159,757      3,252,317         1,988,288         1,037,674

Weighted average common and
  common equivalent shares(2)                            --         8,501,522     11,216,861        11,165,438        11,361,890
                                                     ----------    ----------    -----------       -----------       -----------
                                                     ----------    ----------    -----------       -----------       -----------
Pro forma net income per share (unaudited)(2)        $   --        $     0.02    $      0.29       $      0.18       $      0.09
                                                     ----------    ----------    -----------       -----------       -----------
                                                     ----------    ----------    -----------       -----------       -----------


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(1) Pro forma historical earnings per share has been omitted for the fiscal year ended September 30, 1994 since a net loss existed in that year and, therefore, pro forma earnings per share data is not considered meaningful in light of the non-cumulative preferred stock (see Notes to Consolidated Financial Statements) being a common share equivalent which would have a material anti-dilutive effect on pro forma earnings per share in 1994.

(2) See Notes to Consolidated Financial Statements for information concerning weighted average common and common share equivalents and pro forma net income per share (unaudited).